For Immediate Release:

                C. Scott Wilson Joins United Heritage Corporation

CLEBURNE, Texas, December 28, 2005 - United Heritage Corporation (Nasdaq: UHCDC) announced today that C. Scott Wilson has been appointed to the Board of Directors and elected CEO and President effective immediately. Mr. Wilson brings to the Company financial and managerial skills acquired in the 28 years he has spent in the Oil and Gas industry. The eight existing Board members will remain. Walter G. Mize will remain as Chairman of the Board.

Mr. Wilson held senior energy lending/managerial positions at Western Bank, CIBC World Markets, Wolfden, Sterling Bank and most recently at Mizuho Corporate Bank. His skills cover multilevel debt finance, equity underwriting and corporate restructuring.

The Board of United Heritage Corporation looks forward to Mr. Wilson steering the operations of United Heritage Corporation through the expanding growth and development period that the investment made by Lothian Oil Inc. in United Heritage Corporation may generate.

Lothian Oil Inc. is an oil and gas exploration and development company founded in 2004. Lothian exploits oil and gas properties that have recognized value. Headquartered in New York, Lothian has offices in Midland, Texas, and Artesia, New Mexico. Lothian currently operates oil and gas properties in the Permian Basin in New Mexico.

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, and New Mexico.

Contact:

United Heritage Corporation
Walter G. Mize
(817) 641-3681 (817) 641-3683 - Fax